UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  December 10, 2013
QAD Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22823	77-0105228
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Innovation Place, Santa Barbara, California	93108
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code (805) 566-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 10, 2013, the Board of Directors of QAD Inc. (the "Company") amended the Company's Bylaws to:

•	Update the Bylaws to provide for use of remote communication for attendance at meetings, as permitted by Delaware law (Article II, Section 2.3) and allow for the possibility of electronic notice of meetings (Article II, Section 2.3);
•	Revise the timing of the notice requirement for a stockholder making nominations of persons for election to the Board of Directors or other business to be properly brought before an annual meeting of the stockholders (Article II, Section 2.7);
•	Enhance the informational requirements for stockholders who may make stockholder proposals relating to their interest in such proposal (Article II, Section 2.7).; and
•	Add a forum selection provision as new Article XI, Section 11.1, which generally provides that, unless the Company consents in writing to the selection of an alternate forum, a state or federal court located within the State of Delaware shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company's stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Company's certificate of incorporation or the Company’s bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine.
•	The amendment to the Bylaws also made certain clarifications and corrections of typographical errors.

A copy of the Bylaws, as amended and restated by the Board on December 10, 2013, is filed as Exhibit 3.1 to this Form 8-K, and the foregoing description is qualified by reference to such Bylaws, which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

d)	Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Bylaws of the Registrant

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QAD Inc.

Date: December 13, 2013	By:	/s/ Karl F. Lopker
Karl F. Lopker
Director, Chief Executive Officer
(Principal Executive Officer)